Exhibit (10) P.

August 13, 2003

Bernard Masson
Re:	Offer of New Position

Dear Bernard:

I am delighted to extend you an offer to become the President, Consumer Group and Senior Vice President, Eastman Kodak Company.  This letter briefly outlines the role and compensation of the position.  I am confident that your professional talents will continue to be a great asset to Eastman Kodak Company in this new position.

Once signed by both parties, this letter will constitute an agreement between Eastman Kodak Company (“Kodak”) and you.

1.	Position

Your position will be President, Consumer Group and Senior Vice President, Eastman Kodak Company.  In this new position, you will report directly to Antonio Perez, in his capacity as President and Chief Operating Office, Eastman Kodak Company.

2.	Position Date

You will commence your new position on August 18, 2003.  Except as specifically noted, the changes in your compensation described in this letter agreement will become effective on this date.

3.	Location

You will continue to be located in Rochester, NY.

4.	Base Salary

Your new base salary will be at the rate of $575,000 per year.

5.	EXCEL

Your target annual award under EXCEL will increase to 72% of your base salary, making your new total targeted annual compensation $989,000.

Michael P. Morley, Chief Administrative Officer and Executive Vice President
EASTMAN KODAK COMPANY • 343 STATE STREET • ROCHESTER, NEW YORK 14650-0232
TEL (585) 724-4573 • FAX (585) 724-1655, E-Mail: morley@kodak.com

Mr. Bernard Masson, page -2-
August 13, 2003

6.	Stock Option Program

You will also continue to be eligible to participate in Kodak’s annual Stock Option Program.  Your new annual target range under the program will be 22,400-33,600 options.  Your specific award for a year is, however, wholly within the discretion of the Compensation Committee of the Board.

As you know, Kodak is considering certain changes to its management long-term compensation program.  In the event these changes are approved, some or your entire annual target stock option grant may be replaced with a different form of target award under a Company long-term compensation plan.  In determining the size of your new target award for this purpose, you will be treated in substantially the same manner as similarly situated senior executives of the Company.

7.	Performance Stock Program

You will also be eligible to continue to participate in the Company’s Performance Stock Program.  Commencing with the 2004-2006 performance cycle, your target award for a full performance cycle will be 5,250 shares of restricted Kodak common stock.

Here again, Kodak is considering certain changes to its Performance Stock Program.  In the event these changes are approved, some or your entire target award under the program may be replaced with a different form of target award under a Company long-term compensation plan.  In determining the size of your new target award for this purpose, you will be treated in substantially the same manner as similarly situated senior executives of the Company.

8.	Severance

A.

In General.  If prior to August 13, 2008, Kodak terminates your employment for reasons other than “Cause” or “Disability,” as those terms are defined below, Kodak will pay you, subject to your satisfaction of the terms of this section, a severance allowance equal to one (1) times your then-current annual total target compensation (base salary plus target award under EXCEL).  The severance allowance will be paid in equal consecutive monthly payments over the twelve (12) month period commencing on the date of your termination of employment.

This severance allowance will be paid to you in lieu of any other severance benefit, payment or allowance that you would otherwise be eligible for, except any benefits payable to you under Kodak’s Termination Allowance Plan (“TAP”) or any successor plan thereto.  To the extent, however, you are eligible for a severance benefit under TAP (or any successor plan), the benefits payable to you under this section will be reduced by the amount of such severance benefit.  In no event will any of this severance allowance be “benefits bearing.”  Kodak will withhold from this severance allowance all income, payroll and employment taxes required by applicable law or regulation to be withheld.

Mr. Bernard Masson, page -3-
August 13, 2003

In the event you breach any of the terms of your Eastman Kodak Company Employees’ Agreement or the Agreement, Waiver and Release described below, in addition to and not in lieu of, any other remedies that Kodak may pursue against you, no further severance allowance payments will be made to your pursuant to this section and you agree to immediately repay to Kodak all moneys previously paid to you pursuant to this section.

B.

Agreement, Waiver and Release.  In order to receive the severance allowance described in this section, you must execute immediately prior to your termination of employment a waiver, general release and covenant not to sue in favor of Kodak (the “Agreement, Waiver and Release”), in a form satisfactory to the Vice President and Director, Human Resources, of Kodak.

C.	Cause. For purposes of this letter, “Cause” shall mean:

i.

your continued failure, for a period of at least 30 calendar days following a written warning, to perform your duties in a manner deemed satisfactory by your supervisor, in the exercise of his/her sole discretion; or

	ii.	your failure to follow a lawful written directive of the Chief Executive Officer or your supervisor; or

	iii.	your willful violation of any material rule, regulation, or policy that may be established from time to time for the conduct of Kodak’s business; or

	iv.	your unlawful possession, use or sale of narcotics or other controlled substances, or, performing job duties while illegally used controlled substances are present in your system; or

v.

any act of omission or commission by you in the scope of your employment (a) which results in the assessment of a civil or criminal penalty against you or Kodak, or (b) which in the reasonable judgment of your supervisor could result in a material violation of any foreign or U.S. federal, state or local law or regulation having the force of law; or

	vi.	your conviction of or plea of guilty or no contest to any crime involving moral turpitude; or

	vii.	any misrepresentation of a material fact to, or concealment of a material fact from, your supervisor or any other person in Kodak to whom you have a reporting relationship in any capacity; or

	viii.	your breach of Kodak’s Business Conduct Guide, the Eastman Kodak Company Employee’s Agreement or similar guide or agreement of a prior employer.

D.	Disability. For purposes of this letter, the term “Disability” means disability under the terms of the Kodak Long-Term Disability Plan.

Mr. Bernard Masson, page -4-
August 13, 2003

9.	Miscellaneous

A.

Unenforceability.  If any portion of this letter agreement is deemed to be void or unenforceable by a court of competent jurisdiction, the remaining portions will remain in full force and effect to the maximum extent allowed by law.  The parties intend and desire that each portion of this letter agreement be given the maximum possible effect allowed by law.

B.

Headings.  The heading of the several sections of this letter agreement have been prepared for convenience and reference only and shall not control, affect the meaning, or be taken as the interpretation of any provision of this letter agreement.

C.

Applicable Law.  This letter agreement, and its interpretation and application, will be governed and controlled by the laws of the State of New York, applicable as though to a contract made in New York by residents of New York and wholly to be performed in New York without giving effect to principles of conflicts of laws.

D.

Amendment.  This letter agreement may not be changed, modified, or amended, except in a writing signed by both you and Kodak that expressly acknowledges that it is changing, modifying or amending this letter agreement.

D.

At Will. Please also keep in mind that, regardless of any provision contained in this letter agreement to the contrary, your employment at Kodak is “at will”.  That is, you are free to terminate your employment at any time, for any reason, and Kodak is free to do the same.

E.

Confidentiality.  You will agree to keep the content and existence of this letter confidential except that you may review it with your attorney, financial advisor, spouse, or adult children, or with my designee or me.  Upon any such disclosure, you agree to advise these individuals of the confidential nature of this letter agreement and the facts giving arise to it as well as their obligations to maintain the confidentiality of this letter agreement and the facts giving rise to it.  Notwithstanding the foregoing provisions of this subsection to the contrary, you may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure.

* * *

Your signature below means that:

	1.	You have had ample opportunity to discuss the terms and conditions of this letter agreement with an attorney of your choice and as a result fully understand its terms and conditions; and

	2.	You accept the terms and conditions set forth in this letter agreement; and

Mr. Bernard Masson, page -5-
August 13, 2003

3.

This letter agreement supersedes and replaces any and all agreements or understandings whether written or oral that you may have with Kodak, or any subsidiaries or affiliates, concerning the subject matter hereof.  This letter agreement does not, however, replace or supersede your Eastman Kodak Company Employee’s Agreement.

If you find the foregoing acceptable, please sign your name on the signature line provided below and return the original signed copy of this letter agreement directly to my attention on or prior to August 15, 2003.  Best of luck to you Bernard in your new position.

Very truly yours,

Michael P. Morley

MPM:llh
Enclosure

CC:	Antonio M. Perez
Robert L. Berman

Signed:

Bernard Masson

Dated:	______________________________